Exhibit 99.2

CNX Resources Corporation Announces Tender Offer for its 7.250% Senior Notes due 2027

PITTSBURGH, September 12, 2022 – CNX Resources Corporation (NYSE: CNX) (“CNX”) today announced that it has commenced a cash tender offer (the “offer”) to purchase up to $350,000,000 aggregate principal amount of the $700,000,000 amount outstanding of its 7.250% Senior Notes due 2027 (the “Notes”).

The offer is being made pursuant to the terms and conditions contained in the Offer to Purchase dated September 12, 2022, copies of which may be obtained from Global Bondholder Services Corporation, the tender agent and information agent for the offer, by calling (855) 654-2015 (toll free) or, for banks and brokers, (212) 430-3774 or by email at contact@gbsc-usa.com.

The offer will expire at 5:00 p.m. New York City Time on October 7, 2022, unless extended or earlier terminated (such time and date as the same may be extended, the “Expiration Time”). Tendered Notes may be withdrawn at any time before 5:00 p.m. New York City Time on September 23, 2022 (the “Withdrawal Deadline”).

Certain information regarding the Notes and the terms of the offer is summarized in the table below.

Title of Security	CUSIP	Principal Amount Outstanding	Tender Cap	Total Consideration	Early Tender Payment(1)	Tender Offer Consideration
7.250% Senior Notes due 2027	144A (12653C AC2)	$700,000,000	$350,000,000	$1,025	$30	$995

(1)	Per $1,000 principal amount of Notes that are accepted for purchase.

Each holder who validly tenders its Notes on or prior to 5:00 p.m., New York City time, on September 23, 2022 (the “Early Tender Deadline”) will be entitled to an Early Tender Payment, which is included in the Total Consideration above, of $30 for each $1,000 principal amount of Notes validly tendered by such holder, if such Notes are accepted for purchase pursuant to the offer, Holders validly tendering, and not validly withdrawing, Notes after the Early Tender Deadline and on or before the Expiration Time will be eligible to receive only the Tender Offer Consideration, which is an amount equal to the Total Consideration less the Early Tender Payment.

In addition, holders whose Notes are accepted for payment in the offer will receive accrued and unpaid interest from and including the last interest payment date to, but not including, the applicable payment date for their Notes purchased pursuant to the offer. Notes tendered prior to the Withdrawal Deadline may be withdrawn at any time prior to the Withdrawal Deadline. Notes tendered after the Withdrawal Deadline may not be withdrawn.

If the purchase of all validly tendered Notes would cause us to purchase a principal amount greater than the tender cap set forth above, then the offer will be oversubscribed and CNX, if it accepts Notes in the offer, will accept for purchase tendered Notes on a prorated basis as described in the offer documents. At any time after the Early Tender Deadline and prior to the Expiration Time (such time, the “Early Acceptance Time”), CNX may elect to accept for purchase Notes tendered prior to such Early Acceptance Time on the terms and subject to the conditions of the offer, including any required proration. So long as the other terms and conditions described in the Offer to Purchase are satisfied, and subject to the Tender Cap, CNX intends to accept for purchase all Notes validly tendered at or prior to the Early Tender Deadline, and will only prorate such Notes if the aggregate amount of Notes validly tendered and not withdrawn exceeds the Tender Cap. If the Tender Offer is not fully subscribed as of the Early Tender Deadline, Holders who validly tender Notes after the Early Tender Deadline may be subject to proration, whereas Holders who validly tender Notes at or prior to the Early Tender Deadline will not be subject to proration. Furthermore, if the Tender Offer is fully subscribed as of the Early Tender Deadline, Holders who validly tender Notes after the Early Tender Deadline will not have any of their Notes accepted for payment. Payment for any Notes so accepted will be made promptly after the Early Acceptance Time, which is currently expected to occur on or about September 27, 2022, subject to the satisfaction or waiver of the conditions to the offer.

CNX’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the offer is subject to the satisfaction or waiver of certain conditions described in the offer documents, including the completion of CNX’s recently announced offering of $500,000,000 aggregate principal amount of its senior notes due 2031 on terms and conditions satisfactory to CNX. The offer is not conditioned upon any minimum amount of Notes being tendered and the offer may be amended, extended, terminated or withdrawn, subject to applicable law. The complete terms and conditions of the offer are set forth in the offer documents which are being sent to holders of Notes. Holders of Notes are urged to read the offer documents carefully.

CNX has retained Citigroup Global Markets Inc. to serve as the Dealer Manager for the tender offer. Questions regarding the terms of the tender offer may be directed to Citigroup Global Markets Inc., at (212)-723-6106 (collect) or (800)-558-3745 (U.S. toll-free).

CNX is the premier independent natural gas development, production, and midstream company, with operations centered in the major shale formations of the Appalachian basin.

Cautionary Statements:

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any notes in the offer. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any offer, solicitation or sale of notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of an offering memorandum.

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by securities law and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the factors discussed in the 2021 Form 10-K under “Risk Factors,” which is on file at the Securities and Exchange Commission, as updated by any subsequent Form 10-Qs that we file.